Exhibit 99.1

OWNERSHIP LIMIT WAIVER AGREEMENT

This OWNERSHIP LIMIT WAIVER AGREEMENT (this “Agreement”) is made and entered into as of September 8, 2005 by and between Aames Investment Corporation, a Maryland corporation (the “Company”), and Hotchkis and Wiley Capital Management, LLC, a Delaware limited liability company (“Hotchkis”).

RECITALS

A. The Company has elected to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”).

B. To help the Company maintain its status as a real estate investment trust (“REIT”), the Company’s Articles of Amendment and Restatement (the “Articles”) impose a certain limitations on the ownership of the Company’s stock while the Company has elected to qualify as a REIT under the Code.

C. Article VII of the Articles contains general restrictions prohibiting any person from owning more than a specified percentage – currently set at 9.8% - of the Company’s common stock (the “Common Stock Ownership Limit”) or more than a specified percentage - currently set at 9.8% - of the value of the Company’s aggregate outstanding capital stock (the “Aggregate Stock Ownership Limit”).

D. Under Section 7.2.8 of the Articles, the Company’s Board of Directors may increase the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit for one or more persons and decrease the Common Stock Ownership Limit and Aggregate Stock Ownership Limit for all other persons if certain conditions are satisfied (the “Ownership Limit Waiver”).

E. This Agreement is intended to increase the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit for Hotchkis if certain conditions are satisfied.

AGREEMENT

1. Representations and Covenants of Hotchkis. Beginning on the date hereof and during any period that Hotchkis owns in excess of the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit, Hotchkis represents and covenants as follows:

1.1 Hotchkis’ acquisition of the Company’s capital stock will not cause the Company to be “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT.

1.2 No person who is treated as an individual under Section 542(a)(2) of the Code (determined after taking into account Section 856(h) of the Code) (an “Individual”) Beneficially Owns, or in the future will Beneficially Own, as a result of Hotchkis’ ownership of the Company’s stock, stock in excess of the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit. For purposes of this representation, “Beneficially Owns” means ownership, either directly or constructively, through the application of Section 544 of the Code as modified by Section 856(h)(1)(B) of the Code.

2. Covenants and Termination. Hotchkis covenants that, after the date hereof, it will promptly notify the Company of the date on which the foregoing representations and covenants are no longer true and correct in all respects. Hotchkis understands that:

(a) any breach of a representation or covenant in this letter will automatically cause the Ownership Limit Waiver to immediately cease to be effective to the extent necessary to cause such representation or covenant to be true and correct; or

(b) if at any time the ownership of the Company’s capital stock in excess of the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit by Hotchkis would result in the Company failing to qualify as a REIT under the Code, all or a portion of the Company’s capital stock owned by Hotchkis will be subject to Article VII of the Articles, without giving effect to the Ownership Limit Waiver.

3. Waiver of the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit for Hotchkis. Based on the above, representations, covenants and agreements, the Company, effective as of the date of this Agreement, with respect to Hotchkis, hereby

(a) waives the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit provided for in the Articles and

(b) increases the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit of Hotchkis to 15% (in value or in number of shares, whichever is more restrictive) of the aggregate outstanding shares of the Company’s common stock and aggregate outstanding shares of the Company’s capital stock, respectively, pursuant to the resolutions of its Board of Directors in the form attached hereto as Exhibit A.

4. Miscellaneous.

4.1 This Agreement will be governed and construed in accordance with the laws of the State of Maryland, without giving effect to choice of law or conflict law provisions.

4.2 This Agreement may be signed by the parties in separate counterpart, each of which will be an original and such counterparts together will constitute one and the same instrument.

Each of the parties has caused this Agreement to be signed by its duly authorized officers as of the date set forth in the introductory paragraph of this Agreement.

AAMES INVESTMENT CORPORATION,
a Maryland corporation

By:	/s/ A. Jay Meyerson
Chairman and Chief Executive Officer

HOTCHKIS AND WILEY CAPITAL MANAGEMENT, LLC,
a Delaware limited liability company

By:	/s/ Nancy D. Celick
Nancy D. Celick
Chief Operating Officer

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